Exhibit 99.1

For more information, contact:

Michael J. Ruane	Eric Erickson	Kris Block
Tel: 484-582-5405	Tel: 484-582-5480	Tel: 484-582-5505
michael.ruane@sungard.com	eric.erickson@sungard.com	kris.block@sungard.com

SunGard Announces First Quarter 2006 Results

Wayne, PA – MAY 11, 2006 – SunGard (http://www.sungard.com), a global leader in integrated software and processing solutions and the pioneer and leading provider of information availability services, reported today that revenue for the three months ended March 31, 2006 was $1.0 billion, an increase of 6% over revenue for the three months ended March 31, 2005. Revenue from software license fees decreased $23 million from the first quarter of 2005, $17 million of which is attributable to a sales backlog from the end of 2004 that was recognized in the first quarter of 2005. Internal revenue (revenue from businesses owned for at least one year and further adjusted for the effects of businesses sold in the previous twelve months) grew 2% for the quarter compared to the same period in 2005.

Adjusted income from operations (defined in Note 1 to the Notes to the Consolidated Condensed Financial Information) for the three months ended March 31, 2006 was $202 million, compared to $205 million in the same period in 2005.

Reported income from operations for the three months ended March 31, 2006 was $89 million and includes amortization of acquired intangible assets of $96 million, stock-based compensation, purchase accounting adjustments and other expenses of $15 million and merger costs of $2 million. For the three months ended March 31, 2005, reported income from operations was $156 million and included amortization of acquired intangible assets of $34 million, an $11 million charge related to the relocation of an Availability Services facility and merger costs of $4 million.

For the three months ended March 31, 2006, adjusted EBITDA (defined in Note 2 to the Notes to the Consolidated Condensed Financial Information) was $259 million compared to $274 million for the three months ended March 31, 2005, reflecting the decrease in software license fees.

Cristobal Cónde, president and chief executive officer, commented, “SunGard’s performance in the quarter was solid. Our customers are increasingly looking to buy rather than build as they focus on system consolidation and, above all, compliance. Our global accounts are looking at larger, strategic projects including professional services. Our Common Services Architecture is resonating strongly with our customers who see it as a good fit with their future IT strategies. Our competitiveness is very strong and is helping to reinforce our leadership position.”

Financial Systems revenue increased 5% to $477 million for the quarter. Internal revenue grew approximately 1%. License fees were $27 million for the quarter, a decrease of $17 million from the first quarter of 2005.

In the financial systems business, notable deals in the quarter included:

•	One of the largest banking organizations in the world selected SunGard’s Global Plus, and one of the top 25 banks in the United States renewed its contract for Global Plus.

•	Several financial services companies selected SunGard’s Protegent for compliance solutions.

•	A Houston-based energy company selected SunGard’s Entegrate, and the second largest energy hedge fund in North America signed for SunGard’s Kiodex.

Higher Education & Public Sector Systems revenue increased 13% to $196 million for the quarter due to an acquired business.

In the higher education and public sector systems business, notable deals in the quarter included:

•	A comprehensive state university in the Chicago area selected SunGard Higher Education to help build its digital campus.

•	Three California institutions selected administrative solutions from SunGard Higher Education. Two selected Banner and one selected PowerCAMPUS.

•	Two cities in Florida selected SunGard’s OSSI integrated public safety suite for their police and fire rescue departments.

Availability Services revenue increased 4% to $330 million for the quarter. Internal revenue increased approximately 6% in 2006, reflecting the effect of the disposition of a UK-based value-added reseller.

In Availability Services, notable deals in the quarter included:

•	A leading provider of global trade management solutions selected SunGard for disaster recovery services.

•	A provider of business process automation for the mortgage lending and insurance industry selected SunGard for managed services.

•	A leading provider of human performance and professional skills training and consulting selected SunGard for professional services.

At March 31, 2006, total debt was $7.55 billion, and cash balances were $286 million. Capital expenditures were $78 million company-wide.

Conference Call & Webcast

A conference call to review the results is scheduled for Friday, May 12, 2006 at 9:00 a.m. (Eastern Time). The dial-in number is (913) 981-5572, passcode 1004668. A replay will be available shortly after the end of the call through midnight on May 19, 2006. To listen to the replay, please dial (719) 457-0820, passcode 1004668. You may also listen to the call at www.vcall.com, by clicking on “Today’s Vcalls” and then on the “listen” icon for SunGard. A replay will be available shortly after the end of the Webcast, through midnight on May 19, 2006 at www.vcall.com.

About SunGard

With annual revenue of $4 billion, SunGard is a global leader in software and processing solutions for financial services, higher education and the public sector. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 25,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. Visit SunGard at www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Banner, Entegrate, Global Plus, Kiodex, OSSI, PowerCAMPUS and Protegent are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: our high degree of leverage, general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our filings with the Securities and Exchange Commission, including our Form 10-Q for the quarter ended March 31, 2006, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

	Predecessor	Successor
	Three Months Ended March 31, 2005	Three Months Ended March 31, 2006
Revenue:
Services	$840	$923
License and resale fees	82	53

Total products and services	922	976
Reimbursed expenses	25	27

	947	1,003

Costs and expenses:
Cost of sales and direct operating	443	472
Sales, marketing and administration	194	223
Product development	60	64
Depreciation and amortization	56	57
Amortization of acquisition-related intangible assets	34	96
Merger costs and other	4	2

	791	914

Income from operations	156	89
Interest income	3	3
Interest expense and amortization of deferred financing fees	(7)	(157)
Other expense	—	(12)

Income (loss) before income taxes	152	(77)
Provision (benefit) for income taxes	62	(31)

Net income (loss)	$90	($46)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

	Successor
	Dec. 31, 2005	March 31, 2006
Assets:
Current:
Cash and equivalents	$317	$286
Accounts receivable, net	228	209
Clearing broker assets	391	416
Prepaid expenses and other current assets	206	198
Retained interest in accounts receivable sold	224	248

Total current assets	1,366	1,357
Property and equipment, net	705	721
Software products, net	1,528	1,490
Customer base, net	2,817	2,781
Other assets, net	1,267	1,279
Goodwill	6,904	6,908

Total Assets	$14,587	$14,536

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$46	$45
Accounts payable and accrued expenses	728	553
Clearing broker liabilities	360	389
Deferred revenue	695	718

Total current liabilities	1,829	1,705
Long-term debt	7,383	7,507
Deferred income taxes	1,803	1,778

Total liabilities	11,015	10,990
Stockholder’s equity	3,572	3,546

Total Liabilities and Stockholder’s Equity	$14,587	$14,536

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1.     Reconciliation of Income from Operations to Adjusted Income from Operations

Adjusted income from operations represents income or loss from operations adjusted for amortization of acquisition-related intangible assets, merger and other costs, a one-time charge related to the relocation of an availability services facility, adjustments for deferred revenue, stock-based compensation expense and external management fee expense. Adjusted income from operations is not a recognized term under generally accepted accounting principles (GAAP). Adjusted income from operations does not represent income from operations, as that term is defined under GAAP, and should not be considered as an alternative to income from operations as an indicator of our operating performance. We have included information concerning adjusted income from operations because we use such information when evaluating income from operations to better evaluate the underlying performance of the Company. Adjusted income from operations as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted income from operations and income from operations, the GAAP measure we believe to be most directly comparable to adjusted income from operations.

	Predecessor	Successor
	Three Months Ended March 31,	Three Months Ended March 31,
(in millions)	2005	2006
Income from operations	$156	$89
Amortization of acquisition-related intangible assets	34	96
Merger and other costs	4	2
One-time charge related to the relocation of an availability services facility	11	—
Purchase accounting adjustments	—	4
Stock-based compensation and other costs	—	11

Adjusted income from operations	$205	$202

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 2.     Reconciliation of Net Income (Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior and senior subordinated notes as well as under our senior secured credit facility, both of which were entered into in August 2005. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA.

	Predecessor	Successor
	Three Months Ended March 31,	Three Months Ended March 31,
(in millions)	2005	2006
Net income (loss)	$90	($46)
Interest expense, net	4	154
Taxes	62	(31)
Depreciation and amortization (1)	90	153

EBITDA	246	230
Purchase accounting adjustments (1)	—	2
Non-cash charges	1	8
Unusual or non-recurring charges	3	6
Restructuring charges or reserves	12	—
Acquired EBITDA, net of disposed EBITDA	11	(1)
Other	1	7

Adjusted EBITDA—Senior Credit Facility	274	252
Loss on sale of receivables	—	7

Adjusted EBITDA—Senior Notes and Senior Subordinated Notes	$274	$259

(1)	Depreciation and amortization includes a purchase accounting adjustment to property and equipment of $2.